Exhibit 99.1

Quintana Energy Services Reports First Quarter 2019 Results

HOUSTON--(BUSINESS WIRE)--May 8, 2019--Quintana Energy Services Inc. (NYSE: QES) (“QES” or the “Company”) today reported financial and operating results for the first quarter ended March 31, 2019.

First Quarter 2019 Financial Results

First quarter 2019 revenue was $141.7 million, up 0.3% from $141.3 million in the first quarter 2018. First quarter 2019 net loss was $8.9 million and Adjusted EBITDA was $7.6 million, compared to a net loss of $1.6 million and Adjusted EBITDA of $13.9 million for the fourth quarter of 2018, and a net loss of $16.4 million and Adjusted EBITDA of $15.5 million in the first quarter of 2018. See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Rogers Herndon, QES’ President and Chief Executive Officer, stated, “Despite a challenging market backdrop and challenging weather conditions, we had a strong quarter across our Directional Drilling, Wireline and Pressure Control businesses. While the performance in our Pressure Pumping business has been negatively impacted by weak fundamentals, we are taking the steps needed to adjust capacity and utilization levels to better position Pressure Pumping for success in the current market.

  In Directional Drilling, we continued to realize high utilization and strong field performance despite a broader market decline in active rig count.
  In Wireline, improvements in our unconventional completions field level utilization drove sequential top-line growth of 60% and a return to positive Adjusted EBITDA for the quarter.
  In Pressure Control, we recovered from a slow start to 2019 at the end of the first quarter and realized full utilization from both of our large diameter coil tubing units which were delivered in the fourth quarter. We will continue to focus on increasing our large diameter coil tubing capacity throughout 2019.
  In Pressure Pumping, we made the decision to idle two hydraulic fracturing spreads and have further consolidated our activities to increase utilization and field-level efficiencies. We continue to deliver leading performance in the field for our customers and are beginning to see improved utilization levels.

Our team remains focused on free cash flow. As of the end of the first quarter 2019, our net debt balance was $16.1 million, largely flat to the prior quarter. We remain on track with our previously announced reduced capex spend of approximately $45 million for 2019, of which approximately $15 million will go toward our most attractive growth investment opportunities and the remainder towards expected maintenance needs.

The current market remains challenging. While commodity prices have improved, that has not translated into additions to rig count or material improvements in completions activity. However, based on our conversations with customers we do believe we will begin to see improvements on both fronts as we progress through the second quarter.

We continue to pursue opportunities to strengthen the QES platform and create value through strategic consolidation. We see consolidation as an attractive avenue to accelerate and drive much needed efficiencies and improved returns while adding size, scale and enhanced liquidity for shareholders. Here too, we are optimistic that the opportunity to execute and create meaningful value through consolidation is improving," concluded Herndon.

Business Segment Results

Directional Drilling

The Directional Drilling segment provides the highly-technical and essential services of guiding horizontal and directional drilling operations for exploration and production (“E&P”) companies. Revenue was $62.0 million in the first quarter of 2019, up approximately 2.6% compared to revenue of $60.4 million in the fourth quarter of 2018 and up 64.9% from the first quarter of 2018. First quarter 2019 Adjusted EBITDA was $9.5 million, compared to Adjusted EBITDA of $9.4 million for the fourth quarter of 2018. The sequential increases in revenue and Adjusted EBITDA were primarily due to increased pricing associated with increased deployment of specialized technology. In the first quarter of 2018, revenue was $37.6 million and Adjusted EBITDA was $2.6 million.

Pressure Pumping

The Pressure Pumping segment primarily provides hydraulic fracturing services to E&P companies in the Mid-Con. Revenue for the segment decreased 47.1% to $28.6 million in the first quarter of 2019, down from $54.1 million in the fourth quarter of 2018. The sequential decrease in revenue was primarily attributable to the stacking of two of four hydraulic fracturing fleets during the first quarter, which drove a corresponding 11.4% decrease in stages. Additionally we experienced a 40.0% decrease in average revenue per stage to $31,501 for the three months ended March 31, 2019. First quarter 2019 Adjusted EBITDA was a loss of $3.5 million, compared to Adjusted EBITDA of $4.1 million for the fourth quarter of 2018. The sequential decrease in Adjusted EBITDA was primarily attributable to a 47.1% decrease in revenue driven by market conditions and customer delays which resulted in decreased hydraulic fracturing activity and reduced pricing. In the first quarter of 2018, revenue was $53.4 million and Adjusted EBITDA was $9.9 million.

Pressure Control

The Pressure Control segment consists of coiled tubing, rig-assisted snubbing, nitrogen, fluid pumping and well control services. Revenue for the segment decreased 8.9% to $28.8 million in the first quarter of 2019, down from $31.6 million in the fourth quarter of 2018. First quarter 2019 Adjusted EBITDA was $3.2 million, compared to Adjusted EBITDA of $4.7 million for the fourth quarter of 2018. The sequential decreases in revenue and Adjusted EBITDA were primarily due to decreases in coiled tubing pricing, nitrogen volumes and well control activity during the first quarter of 2019. In the first quarter of 2018, revenue was $28.0 million and Adjusted EBITDA was $3.7 million.

Wireline

The Wireline segment primarily provides cased-hole wireline services to E&P companies. Revenue for the segment increased 62.8% to $22.3 million in the first quarter of 2019 from $13.7 million in the fourth quarter of 2018. First quarter 2019 Adjusted EBITDA was $2.1 million, compared to an Adjusted EBITDA loss of $1.3 million for the fourth quarter of 2018. The sequential increases in revenue and Adjusted EBITDA were primarily due to increased crew utilization, increased pricing as work mix shifted towards multi-well unconventional pads and the successful completion of Wireline's reorganization. In the first quarter of 2018, revenue was $22.3 million and Adjusted EBITDA was $2.6 million.

Other Financial Information

General and administrative ("G&A") expense for the first quarter of 2019 increased to $15.7 million compared to the fourth quarter's G&A expense of $13.8 million, and decreased by $4.6 million, compared to $20.3 million for the first quarter of 2018. The sequential increase in G&A expense compared to the fourth quarter was primarily the additional administrative expenses related to being a publicly traded company and related expenses. The year over year decrease in G&A expenses was primarily driven by a lower stock based compensation expense of $2.8 million during the first quarter of 2019, partially offset by increased headcount and additional administrative expenses related to being a publicly traded company and related expenses.

Capital expenditures totaled $12.6 million during the first quarter of 2019, compared to capital expenditures of $11.8 million in the fourth quarter of 2018, and $12.4 million in the first quarter of 2018. Capital spending during the first quarter of 2019 was driven by pressure pumping equipment lease buyouts, Directional Drilling's expenditures on motors, a new robotics cell for our machine shop and overall maintenance capital expenditures, compared to the fourth quarter of 2018 where expenditures stabilized following the deployment of the fourth hydraulic fracturing fleet.

First quarter interest expense of $0.7 million was consistent with the fourth quarter's interest expense, and down from $10.2 million in the first quarter of 2018. The first quarter interest expense decrease over prior year period was primarily due to a lower debt outstanding balance during the first quarter of 2019.

The Company’s balance sheet remains a significant strength and a key differentiator versus our peers. QES ended the first quarter of 2019 with a total debt balance of $37.0 million, $20.9 million of cash on hand, and $45.2 million of net availability under its senior secured asset-based revolving credit facility.

Share Repurchase Plan

On August 8, 2018, QES' Board of Directors approved a $6.0 million stock repurchase program authorizing the Company to repurchase common stock in the open market. The timing and amount of stock repurchases will depend on market conditions and corporate, regulatory and other relevant considerations. Repurchases may be commenced or suspended at any time without notice. The program does not obligate QES to purchase any particular number of shares of common stock during any period or at all, and the program may be modified or suspended at any time, subject to the Company's insider trading policy, at the Company’s discretion. As of March 31, 2019, 0.2 million share repurchases were made under this program.

Conference Call Information

QES has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, May 9, 2019, to review reported results. You may access the call by telephone at 1-201-389-0867 and asking for the QES 2019 First Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://ir.quintanaenergyservices.com/ir-calendar. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through May 16, 2019, at (201) 612-7415, access code 13689715#.

About Quintana Energy Services

QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES’ primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements.” All statements, other than statements of historical fact, which address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “forecasts,” “will,” “could,” “may,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Quintana Energy Services Inc. Condensed Consolidated Statements of Operations (in thousands of U.S. dollars and shares, except per share amounts) (Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Revenues:	$141,665	$159,653	$141,268
Costs and expenses:
Direct operating costs	121,551	135,393	116,097
General and administrative	15,710	13,834	20,312
Depreciation and amortization	12,440	12,417	11,078
Gain on disposition of assets	(23)	(1,046)	(106)
Operating loss	(8,013)	(945)	(6,113)
Non-operating expense:
Interest expense	(671)	(626)	(10,192)
Loss before income tax	(8,684)	(1,571)	(16,305)
Income tax expense	(177)	(37)	(51)
Net loss	(8,861)	(1,608)	(16,356)
Net loss attributable to predecessor	—	—	(1,546)
Net loss attributable to Quintana Energy Services Inc.	$(8,861)	$(1,608)	$(14,810)
Net loss per common share:
Basic	$(0.26)	$(0.05)	$(0.44)
Diluted	$(0.26)	$(0.05)	$(0.44)
Weighted average common shares outstanding:
Basic	33,685	33,600	33,318
Diluted	33,685	33,600	33,318

Quintana Energy Services Inc. Condensed Consolidated Balance Sheets (in thousands of U.S. dollars, except per share and share amounts)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,890	$13,804
Accounts receivable, net of allowance of $1,834 and $1,841	96,495	101,620
Unbilled receivables	8,427	13,766
Inventories	24,636	23,464
Prepaid expenses and other current assets	6,006	7,481
Total current assets	156,454	160,135
Property, plant and equipment, net	153,670	153,878
Operating lease right-of-use asset	25,581	—
Intangible assets, net	8,566	9,019
Other assets	1,428	1,517
Total assets	$345,699	$324,549
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,694	$51,568
Accrued liabilities	35,460	37,533
Other current liabilities	8,344	422
Total current liabilities	92,498	89,523
Long-term debt	37,000	29,500
Long-term operating lease liabilities	17,820	—
Long-term finance lease obligations	3,895	3,451
Deferred tax liability	190	130
Other long-term liabilities	26	125
Total liabilities	151,429	122,729
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 10,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value, 150,000,000 authorized; 34,382,599 issued; 33,869,589 outstanding	347	344
Additional paid-in-capital	351,828	349,080
Treasury shares, at cost, 513,010 and 232,892 common shares	(3,261)	(1,821)
Accumulated deficit	(154,644)	(145,783)
Total shareholders’ equity	194,270	201,820
Total liabilities and shareholders’ equity	$345,699	$324,549

Quintana Energy Services Inc. Condensed Consolidated Statements of Cash Flows (in thousands of U.S. dollars) (Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net loss	$(8,861)	$(16,356)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	12,440	11,078
Gain on disposition of assets	(3,270)	(458)
Non-cash interest expense	87	764
Loss on debt extinguishment	—	8,594
Provision for doubtful accounts	257	159
Deferred income tax expense	40	—
Stock-based compensation	2,751	9,886
Changes in operating assets and liabilities:
Accounts receivable	4,869	(1,411)
Unbilled receivables	5,338	1,422
Inventories	(1,172)	(3,789)
Prepaid expenses and other current assets	1,867	459
Other noncurrent assets	3	—
Accounts payable	(2,078)	1,508
Accrued liabilities	(1,518)	(1,448)
Other long-term liabilities	(99)	(7)
Net cash provided by operating activities	10,654	10,401
Cash flows from investing activities:
Purchases of property, plant and equipment	(12,284)	(10,705)
Advances of deposit on equipment	(354)	(1,709)
Proceeds from sale of property, plant and equipment	3,754	998
Net cash used in investing activities	(8,884)	(11,416)
Cash flows from financing activities:
Proceeds from revolving debt	7,500	15,000
Payments on revolving debt	—	(81,071)
Payments on term loans	—	(11,225)
Payments on finance leases	(122)	(90)
Payments on financed payables	(617)	—
Payment of deferred financing costs	—	(1,416)
Prepayment premiums on early debt extinguishment	—	(1,346)
Payments for treasury shares	(1,445)	(1,271)
Proceeds from new shares issuance, net of underwriting commissions	—	90,541
Costs incurred for stock issuance	—	(212)
Net cash provided by financing activities	5,316	8,910
Net increase in cash and cash equivalents	7,086	7,895
Cash and cash equivalents beginning of period	13,804	8,751
Cash and cash equivalents end of period	$20,890	$16,646

Supplemental cash flow information
Cash paid for interest	$548	$792
Income taxes refund	6	—
Supplemental non-cash investing and financing activities
Fixed asset purchases in accounts payable and accrued liabilities	1,096	832
Financed payables	392	—
Non-cash capital lease additions	720	—
Non-cash payment for property, plant and equipment	—	682
Debt conversion of Former Term Loan to equity	—	33,632
Issuance of common shares for members’ equity	—	212,630
Stock issuance cost included in accounts payable	$—	$1,967

Quintana Energy Services Inc. Additional Selected Operating Data (Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Other Operational Data:
Directional Drilling rig days (1) (2)	5,279	5,564	3,706
Average monthly Directional Drilling rigs on revenue (3)	82	82	57
Total hydraulic fracturing stages	853	1,363	963
Average hydraulic fracturing revenue per stage	$31,501	$37,479	$52,477

(1)	Rig days represent the number of days we are providing services to rigs and are earning revenues during the period, including days that standby revenues are earned.
(2)	Rigs on revenue represents the number of rigs earning revenues during a time period, including days that standby revenues are earned.
(3)	Includes unconventional stages and conventional jobs, the latter are counted as a single stage.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.

Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. We define Adjusted EBITDA as net income or (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) or loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

Quintana Energy Services Inc. Reconciliation of Net Loss to Adjusted EBITDA (In thousands of U.S. dollars) (Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net loss	$(8,861)	$(1,608)	$(16,356)
Income tax expense	177	37	51
Interest expense	671	626	10,192
Depreciation and amortization expense	12,440	12,418	11,078
Gain on disposition of assets, net	(23)	(1,046)	(106)
Non-cash stock based compensation	2,751	2,503	9,886
Rebranding expense (1)	16	74	—
Settlement expense (2)	383	304	223
Severance expense (3)	—	107	—
Equipment and stand-up expense (4)	—	517	515
Adjusted EBITDA	$7,554	$13,932	$15,483

(1) Relates to expenses incurred in connection with rebranding our business segments.
(2) For 2019, represents legal fees for FLSA claims and other non-recurring expenses that were recorded in general and administrative expenses. For 2018, represents legal fees for FLSA claims, facility closures and other non-recurring expenses that were recorded in general and administrative expenses.

(3) Relates to severance expenses incurred in connection with a program implemented to reduce headcount. In our performance for the three months ended December 31, 2018, $0.1 million was recorded in general and administrative expenses. All severance expenses in the fourth quarter of 2018 were recorded in general and administrative expenses.

(4) Relates to equipment stand-up costs incurred in connection with the mobilization and redeployment of assets. In our actual performance for the three months ended March 31, 2018, primarily represents costs relating to the deployment of our third pressure pumping fleet, of which, approximately $0.4 million was recorded in direct operating expenses and approximately $0.1 million was recorded in general and administrative expenses. In our performance for the three months ended December 31, 2018, approximately $0.5 million was recorded in direct operating expenses.

Quintana Energy Services Inc. Reconciliation of Segment Adjusted EBITDA to Net Loss (In thousands of U.S. dollars) (Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Directional Drilling	$9,480	$9,420	$2,580
Pressure Pumping	(3,504)	4,131	9,889
Pressure Control	3,241	4,716	3,650
Wireline	2,064	(1,251)	2,564
Corporate and Other	(6,877)	(6,589)	(13,824)
Income tax expense	(177)	(37)	(51)
Interest expense	(671)	(626)	(10,192)
Depreciation and amortization	(12,440)	(12,418)	(11,078)
Gain on disposition of assets, net	23	1,046	106
Net loss	$(8,861)	$(1,608)	$(16,356)

Quintana Energy Services Inc. Segment Adjusted EBITDA Margin (In thousands of U.S. dollars, except percentages) (Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Segment Adjusted EBITDA Margin(1)
Directional Drilling
Adjusted EBITDA	$9,480	$9,420	$2,580
Revenue	61,956	60,365	37,602
Adjusted EBITDA Margin Percentage	15.3	15.6	6.9
Pressure Pumping
Adjusted EBITDA	(3,504)	4,131	9,889
Revenue	28,631	54,064	53,400
Adjusted EBITDA Margin Percentage	(12.2)	7.6	18.5
Pressure Control
Adjusted EBITDA	3,241	4,716	3,650
Revenue	28,775	31,557	27,961
Adjusted EBITDA Margin Percentage	11.3	14.9	13.1
Wireline
Adjusted EBITDA	2,064	(1,251)	2,564
Revenue	22,303	13,667	22,305
Adjusted EBITDA Margin Percentage	9.3	(9.2)	11.5

(1)	Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is net income (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.

CONTACT:
Quintana Energy Services
Keefer M. Lehner, EVP & CFO
832-518-4094
IR@qesinc.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
QES@dennardlascar.com